Exhibit 10.3

PRINCETON NATIONAL BANCORP, INC.

2007 STOCK COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

Princeton National Bancorp, Inc. (the “Company”), an Illinois corporation, pursuant to action of its Board of Directors and in accordance with the Princeton National Bancorp, Inc. 2007 Stock Compensation Plan (the “Plan”), has granted shares of Restricted Stock, upon the following terms as an incentive for Grantee to promote the interests of the Company and its shareholders:

Name of Grantee:

Shares of Restricted Stock:

Grant Date:

This Restricted Stock Agreement evidences this grant of Restricted Stock (the “Grant”), which has been made subject to all the terms and conditions set forth in this Restricted Stock Agreement and in the Plan.

Section 1.    EFFECTIVE DATE.  This Grant of Restricted Stock to the Grantee is effective as of [Grant Date] (the “Grant Date”).

Section 2.    VESTING.  All shares of Restricted Stock, if not earlier vested, shall vest on dates set forth in the schedule below (the “Vesting Date” or collectively the “Vesting Dates”), provided that on the Vesting Date, the Grantee is an active employee of the Company or a Subsidiary and has been in the continuous employment of the Company or a Subsidiary from the Grant Date through the Vesting Date, and further provided the Company has repaid its obligations under the U.S. Treasury’s Capital Purchase Program (“CPP) in an amount sufficient to permit Grantee to become vested in Restricted Stock as reflected in the schedule below. In no event shall the shares of Restricted Stock vest, and Grantee shall forfeit the shares of Restricted Stock, if Grantee shall not have continued to perform substantial services for the Company for at least two years from the date of grant, other than due to the employee’s death or disability, or a Change in Control, as defined in the Plan, that also constitutes a change in control event (as defined in 26 CFR 1.280G–1, Q&A– 27 through Q&A–29 or as defined in 26 CFR 1.409A–3(i)(5)(i)) with respect to the Company before the second anniversary of the date of grant. If Grantee is not an active employee of the Company or a Subsidiary on the Vesting Date, Grantee forfeits all rights to any shares that would otherwise vest on the Vesting Date; provided, however, shares may vest prior to the Vesting Date in accordance with the provisions of Section 3 or Section 4. If the Company has not repaid its obligations under the U.S. Treasury’s Capital Purchase Program (“CPP”), on the vesting date, then the Shares of Restricted Stock shall not vest or otherwise become transferable until such CPP repayment (except as necessary to reflect a merger or acquisition of the Company), except that: (i) 25% of the shares of Restricted Stock granted may vest at the time of repayment of 25% of the aggregate obligations of the Company under the CPP; (ii) an additional 25% of the shares of Restricted Stock granted (for an aggregate total of 50% of the shares of Restricted Stock granted) may vest at the time of repayment of 50% of the aggregate obligations of the Company under the CPP; (iii) an additional 25% of the shares of Restricted Stock granted (for an aggregate total of 75% of the shares of Restricted Stock granted) may vest at the time of repayment of 75% of the aggregate obligations of the Company under the CPP; and (iv) the remainder of the shares of Restricted Stock granted may vest at the time of repayment of 100% of the aggregate obligations of the Company under the CPP. In calculating such percentages, the portion of the restricted stock units transferred or sold to pay taxes shall not count toward the percentages above.  Subject to the above requirements, the shares of Restricted Stock subject to the Grant shall vest in accordance with the following schedule:

Number of Shares to Vest on Vesting Date	Vesting Date
2nd anniversary of Grant Date
3rd anniversary of Grant Date

Section 3.    ACCELERATED VESTING: CHANGE IN CONTROL.  Any shares of Restricted Stock not previously vested shall vest on the date of a Change in Control of the Company, except that in the event the Company has not repaid its obligations under the CPP, then Restricted Stock shall only vest if the Change in Control also constitutes a change in control event (as defined in 26 CFR 1.280G–1, Q&A– 27 through Q&A–29 or as defined in 26 CFR 1.409A–3(i)(5)(i)) with respect to the Company.

Section 4.    TERMINATION OF EMPLOYMENT.

(a) If prior to the Vesting Date, the Grantee’s employment with the Company and its Subsidiaries terminates for any reason other than those described in Section 4(b), and accelerated vesting as described in Section 3 has not then occurred, then any shares of Restricted Stock that are not then vested shall be completely forfeited on the date of such termination of Grantee’s employment.

(b) If the Grantee’s employment with the Company terminates prior to the Vesting Date as a result of the Grantee’s (i) death, or (ii) disability within the meaning of Code Section 22(e)(3), then any shares of Restricted Stock not previously vested shall be vested immediately on the date of such termination of Grantee’s employment.

Section 5.    GRANTEE’S RIGHTS DURING RESTRICTED PERIOD.

(a)  During any period when the shares of Restricted Stock are forfeitable, the Grantee may generally exercise all the rights, powers, and privileges of a shareholder with respect to the shares of Restricted Stock, including the right to vote such shares and to receive all regular cash dividends and any stock dividends, and such other distributions as the Committee may designate in its sole discretion, that are paid or distributed on such shares of Restricted Stock. Any Stock dividends declared on a share of Restricted Stock shall be treated as part of the Grant of Restricted Stock and shall be forfeited or become nonforfeitable at the same time as the underlying Stock with respect to which the Stock dividend was declared.

(b)  No rights granted under the Plan or this Restricted Stock Agreement and no shares issued pursuant to this Grant shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such shares has become fully vested.

Section 6.    DELIVERY OF VESTED SHARES.

(a) Shares of Restricted Stock that have vested in accordance with Section 2, Section 3 or Section 4 shall be delivered (via certificate or such other method as the Committee determines) to the Grantee as soon as practicable after vesting occurs.

(b) By accepting shares of Restricted Stock, the Grantee agrees not to sell shares at a time when applicable laws or the Company’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of the Company or a Subsidiary. Upon receipt of nonforfeitable shares subject to this Restricted Stock Agreement, the Grantee agrees, if so requested by the Company, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by the Company, the Grantee must deliver to the Company a written statement satisfactory to the Company to that effect. The Committee may refuse to deliver (via certificate or such other method as the Committee determines) any shares to Grantee for which Grantee refuses to provide an appropriate statement.

(c) To the extent that Grantee does not vest in any shares of Restricted Stock, all interest in such shares shall be forfeited. The Grantee has no right or interest in any share of Restricted Stock that is forfeited.

Section 7.    WITHHOLDING.

(a) Upon the vesting of any shares of Restricted Stock, the Grantee must pay to the Company any applicable federal, state or local withholding tax due as a result of the vesting. Alternatively, if the Grantee makes a proper Code Section 83(b) election, the Grantee must notify the Company in accordance with the requirements of Code Section 83(b) and promptly pay to the Company the applicable federal, state, and local withholding taxes due with respect to the shares of Restricted Stock subject to the election.

(b) The Committee shall have the right to reduce the number of shares of Stock delivered (via certificate or such other method as the Committee determines) to the Grantee to satisfy the minimum applicable tax withholding requirements, and the Grantee shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock delivered (via certificate or such other method as the Committee determines) to him.

Section 8.    NO EMPLOYMENT RIGHTS.  Nothing in the Plan or this Restricted Stock Agreement or any related material shall give the Grantee the right to continue in the employment of the Company or any Subsidiary or adversely affect the right of the Company or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

Section 9.    OTHER LAWS.  The Company shall have the right to refuse to issue or transfer any shares under this Restricted Stock Agreement if the Company acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

Section 10.    MISCELLANEOUS.

(a) This Restricted Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Restricted Stock Agreement.  Capitalized terms used in this Restricted Stock Agreement that are not defined herein shall have the meanings assigned to such terms in the Plan.

(b) The Plan and this Restricted Stock Agreement shall be governed by the laws of the State of Illinois (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Restricted Stock Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

(d) If one or more of the provisions of this Restricted Stock Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed retroactively to permit this Restricted Stock Agreement to be construed so as to foster the intent of this Restricted Stock Agreement and the Plan.

(e) This Restricted Stock Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Restricted Stock Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

Princeton National Bancorp, Inc.

By:

Its:

Dated:	, 20	Dated:	, 20